Exhibit (h)(12)

                          [Form of] EXPENSE LIMITATION
                                      AGREEMENT

         This EXPENSE LIMITATION AGREEMENT is made as of the 17th day of December, 2004, by and between SCUDDER ADVISOR FUNDS, a Massachusetts Business Trust (the "Trust"), on behalf of Scudder Small Cap Growth Fund (the "Fund"), DEUTSCHE ASSET MANAGEMENT, INC., a Delaware corporation (the "Advisor"), and INVESTMENT COMPANY CAPITAL CORPORATION, a Maryland corporation (the "Administrator"), with respect to the following:

         WHEREAS, the Advisor serves as the Trust and the Fund's Investment Advisor pursuant to an Investment Advisory Agreement dated July 30, 2002, and the Administrator serves as the Trust and the Fund's Administrator pursuant to Administration and Services Agreements dated July 1, 2001 (collectively, the "Agreements").

         NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. The Advisor and Administrator agree to waive their fees and/or reimburse expenses to the extent necessary so that the ordinary annual operating expenses for each of the Fund's series or classes set forth on Exhibit A, as may be amended from time to time, do not exceed the percentage of average daily net assets set forth on Exhibit A for an initial five year period from the date of this contract to the Fund's annual prospectus update on February 1, 2010 (the "Initial Period") and thereafter as set forth in Item 2. For the purposes of this Agreement, ordinary operating expenses for a Fund generally consist of costs not specifically borne by the Advisor, Administrator or a Fund's principal underwriter, including investment advisory fees, administration and services fees, fees for necessary professional services, amortization of organizational expenses and costs associated with regulatory compliance and maintaining legal existence and shareholder relations, but excluding: (a) transactions costs (such as brokerage commissions and dealer and underwriter spreads); (b) interest charges on fund borrowings; (c) taxes;
                  (d) litigation and indemnification costs; and (e) extraordinary expenses. Extraordinary expenses are those that are unusual or expected to recur only infrequently, including, but not limited to (i) expenses of the reorganization, restructuring or merger of a Fund or class or the acquisition of all or substantially all of the assets of another fund or class; (ii) expenses of holding, and soliciting proxies for, a meeting of shareholders of a Fund or class (except to the extent relating to routine items such as the election of Trustees or the approval of


                                       11
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                  independent public accountants); and (iii) expenses of
                  converting to a new custodian, transfer agent or other service provider.

         2. This Agreement, after the Initial Period, shall continue in effect as to the Fund for successive 16 month periods from such Fund's fiscal year end, provided such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees of the Fund or unless sooner terminated. Upon the termination of any of the Agreements, this Agreement shall automatically terminate with respect to the affected Fund.

         3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Massachusetts.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


                                          SCUDDER ADVISOR FUNDS on
                                           behalf of Small Cap Growth Fund



Attest:                                   By:
        ---------------------                      ----------------------------
Name:   Lisa A. Hertz                     Name:    Bruce A. Rosenblum
                                          Title:   Assistant Secretary


                                       DEUTSCHE ASSET MANAGEMENT, INC.

Attest:                                         By:
         --------------------                            -----------------------
Name:    Lisa A. Hertz                          Name:    John Kim
                                                Title:   Assistant Secretary


                                       INVESTMENT COMPANY CAPITAL CORPORATION

Attest:                                         By:
         --------------------                            -----------------------
Name:    Lisa A. Hertz                          Name:    Jeffrey A. Engelsman
                                                Title:   Assistant Secretary


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                                    Exhibit A


                                                  Ordinary Fund Operating
                                                           Expenses*
                                                  (as a percentage of average
Fund                                                    daily net assets)

Small Cap Growth Fund- Investment Class                       1.00%
Small Cap Growth Fund - Institutional Class                   1.00%
Small Cap Growth Fund - Class A                               1.00%
Small Cap Growth Fund - Class B                               1.00%
Small Cap Growth Fund - Class C                               1.00%
Small Cap Growth Fund -  Class R                              1.00%
Small Cap Growth Fund -  Class S                              1.00%
Small Cap Growth Fund -  AARP                                 1.00%

* Excluding 12b-1 distribution fees and sub-recordkeeping fees.